THIS AGREEMENT dated as of
               June 1, 1999, is made by and between BRISTOL-
               MYERS SQUIBB COMPANY, a Delaware corporation
               (the "Company"),            (the "Executive").

          WHEREAS the Company considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel;
          WHEREAS the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in the last Section hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders; and
          WHEREAS the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

                         ARTICLE I
                       Defined Terms
          The definition of capitalized terms used in this Agreement is provided in the last Article hereof.

                         ARTICLE II
                     Term of Agreement
          This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2002; provided, however, that commencing on January 1, 2003 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless the Company or the Executive shall have given at least 30 days' prior notice not to extend this Agreement or a Change in Control shall have occurred prior to such January 1; provided, however, if a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of not less than 36 months beyond the month in which such Change in Control occurred. Notwithstanding the foregoing provisions of this Article, this Agreement shall terminate upon the Executive's attaining his Retirement Date.

                        ARTICLE III
               Company's Covenants Summarized
          In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive's covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the "Severance Payments" described in
Section 6.01 hereof and the other payments and benefits described herein in the event the Executive's employment with the Company is terminated following a Change in Control and during the term of this Agreement. No amount or benefit shall be payable under this Agreement unless there shall have been (or, under the terms hereof, there shall be deemed to have been) a termination of the Executive's employment with the Company following a Change in Control. This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.


                         E-10Q-1

                         ARTICLE IV
                 The Executive's Covenants
          The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the term of this Agreement, the Executive will remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason (determined by treating the Potential Change in Control as a Change in Control in applying the definition of Good Reason) or by reason of death or (iv) the termination by the Company of the Executive's employment for any reason.

                         ARTICLE V
         Compensation other than Severance Payments
          SECTION 5.01. Following a Change in Control and during the term of this Agreement, during any period that the Executive fails to perform the Executive's full-time duties with the Company as a result of Disability, the Executive shall be compensated as provided pursuant to the terms of the Company's short- and long-term disability plans as in effect immediately prior to the Change in Control together with all other compensation and benefits payable to the Executive pursuant to the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.
          SECTION 5.02. If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive's full salary to the Executive through the Date of Termination at the rate in effect at the time the Notice of Termination is given, together with all other compensation and benefits payable to the Executive through the Date of Termination (including, without limitation, all incentive compensation amounts owed the Executive for a completed calendar year to the extent not yet then paid) under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period.
          SECTION 5.03. If the Executive's employment shall be terminated for any reason following a Change in Control and during the term of this Agreement, the Company shall pay the Executive such normal post-termination compensation and benefits to the Executive as may be provided by the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements, as in effect immediately prior to a Change in Control.


                          E-10Q-2

                         ARTICLE VI
                     Severance Payments
          SECTION 6.01. In lieu of any other severance compensation or benefits to which the Executive may otherwise be entitled under any plan, program, policy or arrangement of the Company (and which the Executive hereby expressly waives), the Company shall pay the Executive the payments described in this Section 6.01 (the "Severance Payments") upon the termination of the Executive's employment following a Change in Control and during the term of this Agreement in addition to the payments and benefits described in Article V hereof, unless such termination is
(i) by the Company for Cause, (ii) by reason of death, or
(iii) by the Executive without Good Reason. The Executive's employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason if the Executive's employment is terminated prior to a Change in Control without Cause at the direction of a Person who has entered into an agreement with the Company the consummation of which will constitute a Change in Control or if the Executive terminates his employment with Good Reason prior to a Change in Control (determined by treating a Potential Change in Control as a Change in Control in applying the definition of Good Reason) if the circumstance or event which constitutes Good Reason occurs at the direction of such Person.
          (a) In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to three or, if less, the number of years, including fractions, from the Date of Termination until the Executive reaches his Retirement Date, times the sum of (i) the higher of the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, and (ii) the aggregate amount of the Executive's target annual bonus entitlement under the Incentive Plan (or any other bonus plan of the Company then in effect) as in effect immediately prior to the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof (provided that if it is not practicable to determine the amount that the Executive's aggregate target bonus would have been for the year in which the Notice of Termination was given, then, for purposes of this paragraph (a), the Executive's target annual bonus entitlement shall be the amount of the largest aggregate annual bonus paid to him with respect to the five years immediately prior to the year in which the Notice of Termination was given).
          (b)  Notwithstanding any provision of the
Incentive Plan or any other compensation or incentive plans of the Company, the Company shall pay to the Executive a lump sum amount, in cash, equal to the sum of (i) any incentive compensation which has been allocated or awarded to the Executive for a completed calendar year or other measuring period preceding the Date of Termination but has not yet been paid (pursuant to Section 5.02 hereof or otherwise), and (ii) a pro rata portion to the Date of Termination of the aggregate value of all contingent incentive compensation awards to the Executive for the current calendar year or other measuring period under the Incentive Plan, the Award Plan or any other compensation or incentive plans of the Company, calculated as to each such award on a basis which assumes that at least 100% of any performance target or goal was achieved, and otherwise on a basis on which the Executive will receive a pro rata portion (based on elapsed time) of the amounts he would have been entitled to receive if he had continued to be employed by the Company throughout the period contemplated with respect to such award and if all other conditions for receiving the maximum amount with respect to all such awards had been met.


                          E-10Q-3

           (c)  All outstanding Options shall become
immediately vested and exercisable (to the extent not then vested and exercisable). To the extent not otherwise provided under the written agreement evidencing the grant of any restricted Shares to the Executive, all outstanding Shares which have been granted to the Executive subject to restrictions which, as of the Date of Termination, have not then lapsed shall lapse automatically upon the Date of Termination and the Executive shall own such Shares free and clear of all such restrictions.
          (d) In addition to the retirement benefits to which the Executive is entitled under the Retirement Plan and BEP, or any successor plans thereto, the Company shall pay the Executive an additional amount equal to the excess of (x) the retirement pension (determined as a straight life annuity commencing at Retirement Date) which the Executive would have accrued under the terms of the Retirement Plan and BEP (without regard to any amendment to the Retirement Plan or BEP made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if the Executive (i) were fully vested thereunder, and (ii) had accumulated (after the Date of Termination) 36 additional months of age and service credit thereunder at the Executive's highest annual rate of compensation during the 12 months immediately preceding the Date of Termination (but in no event shall the Executive be deemed to have accumulated additional service credit in excess of that provided pursuant to the Retirement Plan and
BEP) and (y) the retirement pension (determined as a straight life annuity commencing at the Executive's Retirement Date) which the Executive had then accrued pursuant to the respective provisions of the Retirement Plan and BEP, such additional amount to be paid, except as provided in the last sentence of this Section 6.01(d), at such time or times as the relevant benefits are payable to the Executive under the Retirement Plan and BEP, respectively, or any successor plans thereto; provided, however, that if the transaction constituting the Change in Control has not been approved by the Board prior to the consummation thereof, the actuarial equivalent of such additional benefits under this Section 6.01(d) shall be paid in a cash lump sum. If the Executive has not attained age 55 with ten years of service credit as of the Date of Termination, the Executive may nevertheless elect to receive
(x) his vested benefit (after giving effect to the 36 months of additional age and service credit provided in the first sentence of this Section 6.01(d)) under the BEP (notwithstanding any provision of the BEP to the contrary) and (y) the incremental vested benefit which would be accrued under the Retirement Plan (after giving effect to the 36 months of additional age and service credit provided in the first sentence of this Section 6.01(d)) over the Executive's actual accrued benefit thereunder (without giving effect to such additional credit), such amounts under clauses (x) and (y) to be paid under the BEP either (i) in an annuity (in the form provided under the BEP) commencing


                          E-10Q-4
immediately following the Date of Termination, or (ii) in a lump sum payment, the amount of which in either case shall be the actuarial equivalent of the vested annual benefit payable to the Executive assuming that the Executive had attained age 55 with ten years of service credit as of the Date of Termination (i.e., without actuarial reduction to reflect the fact that the Executive has not attained age 55 with ten years of service as of the Date of Termination). For purposes of this Section 6.01(d), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Retirement Plan immediately prior to the Date of Termination.
          (e)  For a 36-month period after the Date of
Termination, the Company shall arrange to provide the Executive with life and health (including medical and dental) insurance benefits and perquisites substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control). Benefits and perquisites otherwise receivable by the Executive pursuant to this Section 6.01(e) shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without greater cost to him than as provided by the Company during the 36-month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive).
          (f) Following the 36-month period described in the first sentence of Section 6.01(e), the Executive shall be immediately eligible to participate (although the Executive may elect to defer commencement of such participation to such later date as the Executive shall determine) in the Company's retiree medical and dental plans, whether or not the Executive has satisfied any age and service requirements then applicable. For purposes of determining the level of the Executive's participation thereunder, the Executive shall be deemed to have accumulated 36 months of additional age and service credit; it being understood that if the Executive's age and service credit (as augmented hereunder) do not satisfy the minimum requirements for eligibility, the Executive shall be eligible to participate at the level requiring the maximum contribution requirement by an eligible retiree.
          (g) In addition to the vested amounts, if any, to which the Executive is entitled under the Savings Plan as of the Date of Termination, the Company shall pay the Executive a lump sum amount equal to the value of the unvested portion, if any, of the employer matching contributions credited to the Executive under the Savings Plan.
          (h) The Company shall provide the Executive with reasonable outplacement services consistent with past practices of the Company prior to the Change in Control.
          SECTION 6.02.  Subject to the immediately
following paragraph of this Section 6.02, in the event that the Executive becomes entitled to the Severance Payments, if any of the Severance Payments or any other portion of the Total Payments (as defined below) will be subject to the Excise Tax, the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments and such other Total Payments and any Federal, state and local income tax (taking into account the loss of itemized deductions) and employment tax and Excise Tax upon the payment provided for by this

                         E-10Q-5

Section 6.02, shall be equal to the present value of the Severance Payments and such other Total Payments. For purposes of determining whether any of the Severance Payments or other Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a change in control or any Person affiliated with the Company or such Person (together with the Severance Payments, the "Total Payments"), shall be treated as "parachute payments" within the meaning of
Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax, unless, in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to the Executive (the "Tax Counsel"), such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of
Section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, (ii) the amount of the Severance Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments and other Total Payments or
(B) the amount of excess parachute payments within the meaning of Section 280G(b)(l) of the Code (after applying clause (i), above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and
(4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation (taking into account the loss of itemized deductions) in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and Federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in Excise Tax and/or a Federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in
Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) at the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Severance Payments and other Total Payments.

                          E-10Q-6

          Notwithstanding the provisions of the first paragraph of this Section 6.02, (i) the Company shall have no obligation to make the Gross-Up Payment unless the value of the Total Payments for purposes of Section 280G of the Code (and the regulations thereunder) equals or exceeds 110% of the maximum amount of parachute payments which could be paid to the Executive without any imposition of golden parachute excise taxes under Sections 280G and 4999 of the Code (the "110% Amount"), and (ii) if (x) any portion of the Total Payments would be subject to the imposition of golden parachute excise taxes under Sections 280G and 4999 of the Code and (y) the value of the Total Payments is less than the 110% Amount, then, to the extent necessary to make such portion of the Total Payments not subject to such golden parachute excise taxes (and after taking into account any reduction in the Total Payments provided by reason of
Section 280G of the Code in any other plan, arrangement or agreement), (A) the cash Severance Payments shall first be reduced (if necessary, to zero), and (B) all other non-cash Severance Payments shall next be reduced (if necessary, to zero). For purposes of the limitation described in clause (ii) of the preceding sentence, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Tax Counsel, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, including by reason of
section 280(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this sentence) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.
          If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of the limitation described in clause (ii) of the first sentence of the preceding paragraph of this Section 6.02, the aggregate "parachute payments" paid to or for the Executive's benefit are in an amount that would result in any portion of such "parachute payments" not being deductible by reason of section 280G of the Code, then the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the excess of the aggregate "parachute payments" paid to or for the Executive's benefit over the aggregate "parachute payments" that could have been paid to or for the Executive's benefit without any portion of such "parachute payments" not being deductible by reason of section 280G of the Code; and (ii) interest on the amount set forth in clause (i) of this sentence at the rate provided in section 1274(b)(2)(B) of the Code from the date of the Executive's receipt of such excess until the date of such payment.

                        E-10Q-7

          SECTION 6.03.  The payments provided for in
Section 6.01 (other than Section 6.01(e)) and 6.02 hereof shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments to which the Executive is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).
          SECTION 6.04. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Payments (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder and including, but not limited to, auditors' fees incurred in connection therewith). Such payments shall be made within five business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.


                        ARTICLE VII

                 Termination Procedures and
                Compensation During Dispute

          SECTION 7.01.  Notice of Termination.  After a
Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Article X hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.
          SECTION 7.02. Date of Termination. "Date of Termination", with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean (i) if the Executive's employment is terminated for Disability, thirty
(30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such 30 day period), and (ii) if the Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given).

                         E-10Q-8

          SECTION 7.03. Dispute Concerning Termination. If within 15 days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this Section 7.03), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.
          SECTION 7.04. Compensation During Dispute. If a purported termination occurs following a Change in Control and during the term of this Agreement, and such termination is disputed in accordance with Section 7.03 hereof, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) or, if greater, the full compensation in effect immediately prior to the Change in Control, and continue the Executive as a participant (on a basis at least as favorable to the Executive as in effect immediately prior to the Change in Control) in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with Section 7.03 hereof. Amounts paid under this Section 7.04 are in addition to all other amounts due under this Agreement (other than those due under Section 5.02 hereof) and shall not be offset against or reduce any other amounts due under this Agreement.

                        ARTICLE VIII
                       No Mitigation
          The Company agrees that, if the Executive's employment by the Company is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 or Section 7.04. Further, the amount of any payment or benefit provided for in Article VI (other than Section 6.01(e)) or Section 7.04 shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

                         ARTICLE IX
                       Noncompetition
          In consideration for the payments and benefits provided by the Company under this Agreement, the Executive shall execute, concurrent with the execution of this Agreement, a noncompetition agreement in the form attached hereto as Exhibit A, which agreement provides that, for a one-year period following the Executive termination of employment with the Company or any of its subsidiaries or affiliates, the Executive shall not engage in any competitive activity with the Company or any of its subsidiaries or affiliates.

                        E-10Q-9

                         ARTICLE X
               Successors; Binding Agreement
          SECTION 10.01. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive's employment for Good Reason after a Change in Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
          SECTION 10.02. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

                         ARTICLE XI
                          Notices
          For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

               To the Company:

               Bristol-Myers Squibb Company
               345 Park Avenue
               New York, NY 10154
               Attention:  Senior Vice President,
                           Human Resources

               To the Executive:

               [name]
               [address]



                         E-10Q-10

                        ARTICLE XII
                       Miscellaneous
          No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under Federal, state or local law and any additional withholding to which the Executive has agreed. The obligations of the Company and the Executive under Articles VI and VII shall survive the expiration of the term of this Agreement.

                        ARTICLE XIII
                      Validity/Pooling
          The invalidity or unenforceability or any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. If (i) the Board approves a merger or consolidation of the Company which is intended by the Board to satisfy the accounting rules related to the pooling of interest method of accounting (the "Pooling Rules") and (ii) any provision of this Agreement would violate the Pooling Rules, then such provision shall be null and void ab initio. In such event, the Company and Executive shall negotiate, in good faith, a replacement provision of equivalent value which does not cause such a violation, provided, and to the extent, that the Company's outside auditors determine that any such replacement provision is permissible without violating the Pooling Rules.

                        ARTICLE XIV
                        Counterparts
          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                         ARTICLE XV
            Settlement of Disputes; Arbitration
          All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that the Executive's claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Executive shall be entitled to seek specific performance of the Executive's right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                        E-10Q-11

                        ARTICLE XVI
                        Definitions
          For purposes of this Agreement, the following terms shall have the meanings indicated below:
          (a)  "Award Plan" shall mean the 1983
Bristol-Myers Squibb Stock Option Plan and the 1997 Stock
Incentive Plan.
          (b) "Base Amount" shall have the meaning defined in Section 280G(b)(3) of the Code.
          (c) "Beneficial Owner" shall have the meaning defined in Rule 13d-3 under the Exchange Act.
          (d) "BEP" shall mean the Bristol-Myers Squibb Company Benefit Equalization Plan for the Retirement Income Plan.
          (e) "Board" shall mean the Board of Directors of the Company.
          (f) "Cause" for termination by the Company of the Executive's employment, after any Change in Control, shall mean (i) the wilful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.01) for a period of at least
30 consecutive days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, (ii) the wilful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, or (iii) the Executive is convicted of, or has entered a plea of no lo contendere to, a felony. For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive's part shall be deemed "wilful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.
          (g) A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or
          (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
          (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or
          (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

                            E-10Q-12

Notwithstanding the foregoing, a Change in Control shall not include any event, circumstance or transaction occurring during the six-month period following a Potential Change in Control which results from the action of any entity or group which includes, is affiliated with or is wholly or partly controlled by the Executive; provided, further, that such action shall not be taken into account for this purpose if it occurs within a six-month period following a Potential Change in Control resulting from the action of any entity or group which does not include the Executive.
          (h) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
          (i) "Company" shall mean Bristol-Myers Squibb Company, a Delaware corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise (except in determining, under Article XVI(e) hereof, whether or not any Change in Control of the Company has occurred in connection with such succession).
          (j) "Company Shares" shall mean shares of common stock of the Company or any equity securities into which such shares have been converted.
          (k) "Date of Termination" shall have the meaning stated in Section 7.02 hereof.
          (l) "Disability" shall have the meaning stated in the Company's short- and long-term disability plans as in effect immediately prior to a Change in Control.
          (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
          (n)  "Excise Tax" shall mean any excise tax
imposed under Section 4999 of the Code.
          (o) "Executive" shall mean the individual named in the first paragraph of this Agreement.
          (p)  "Good Reason" for termination by the
Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (i), (v), (vi), (vii), or (viii) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:
          (i) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive's responsibilities from those in effect immediately prior to the Change in Control;
          (ii) a reduction by the Company in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time and/or the level of the Executive's entitlement under the Incentive Plan as in effect on the date hereof or as the same may be increased from time to time;
          (iii) the Company's requiring the Executive to be based more than 50 miles from the Company's offices at which the Executive is based immediately prior to a Change in Control except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to a Change in Control, or, in the event the Executive consents to any such relocation of his offices, the failure by the Company to provide the Executive with all of the benefits of the Company's relocation policy as in operation immediately prior to a Change in Control;
          (iv) the failure by the Company, without the Executive's consent, to pay to the Executive any portion of the Executive's current compensation (for purposes of this paragraph (d), "current compensation" shall mean the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time and the awards earned pursuant to the Incentive Plan) or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;


                         E-10Q-13

          (v) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive's total compensation, including, but not limited to, the Incentive Plan, the Award Plan and the Bristol-Myers Squibb Restricted Stock Plan (the "Stock Option Plans") or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants as existed at the time of the Change in Control;
          (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension (including, without limitation, the Company's Retirement Plan, BEP and the Company's Savings and Investment Program, including the Company's Benefit Equalization Plan for the Savings and Investment Program), life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control; or
          (vii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of
     Section 7.01; for purposes of this Agreement, no such purported termination shall be effective.
          The Executive's right to terminate the Executive's employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
          Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason hereunder shall cease to be an event constituting Good Reason if Notice of Termination is not timely provided to the Company by the Executive within 120 days of the date that the Executive first becomes aware (or reasonably should have become aware) of the occurrence of such event.
          (q) "Gross-Up Payment" shall have the meaning given in Section 6.02 hereof.
          (r) "Incentive Plan" shall mean the Company's Executive Performance Incentive Plan.
          (s)  "Notice of Termination" shall have the
meaning stated in Section 7.01 hereof.
          (t) "Options" shall mean options for Company Shares granted to the Executive under the Company's Stock Option Plans.
          (u)  "Person" shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or
(iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.


                         E-10Q-14

          (v) "Potential Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
               (i)  the Company enters into an agreement,
          the consummation of which would result in the occurrence of a Change in Control;
               (ii)  the Company or any Person publicly
          announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
               (iii)  any Person who is or becomes the
          Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's then outstanding securities, increases such Person's beneficial ownership of such securities by 5% or more over the percentage so owned by such Person on the date hereof; or
          (iv) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.
          (w)  "Retirement Date" shall mean the later of
(i) the Executive's normal retirement date under the Retirement Plan and (ii) such other date for retirement by the Executive which has been approved by the Board at any time prior to a Change in Control.
          (x) "Retirement Plan" shall mean the Bristol-Myers Squibb Company Retirement Income Plan.
          (y) "Savings Plan" shall mean the Bristol-Myers Squibb Company Savings and Investment Program and which, for purposes of this Agreement, shall include the Company's Benefit Equalization Plan for the Savings and Investment Program.
          (z)  "Severance Payments" shall mean those
payments described in Section 6.01 hereof.
          (aa) "Shares" shall mean shares of the common stock, $0.10 par value, of the Company.
          (bb) "Total Payments" shall mean those payments described in Section 6.02 hereof.

                              BRISTOL-MYERS SQUIBB COMPANY,

                                by

                                  [Name]
                                  [Title]


                                  [Name of Executive]




                          E-10Q-15

                                                 Schedule A


 Non-Compete/Non Solicitation Agreement and General Release


Bristol-Myers  Squibb Company has offered  me  an  Executive
Severance Agreement.

In consideration of the above-referenced Executive Severance
Agreement, I agree as follows:

1. For a one-year period commencing upon my termination, I will not in any way, directly or indirectly, own, manage, operate, control, accept employment or a consulting position with or otherwise advise or assist or be actively connected with, or have any financial interest in, directly or indirectly, any enterprise which engages in, or otherwise carries on, any business activity in competition with the businesses of Bristol-Myers Squibb Company and its subsidiaries and affiliates (referred to collectively as the "Company"), in any geographic area in which it engages in such business (including, without limitation, the United States and each county in the State of California in which the Company from time to time sells or offers its products for sale), without the prior written consent of the Company. I recognize that the Company's business is worldwide in scope in that it directly advertises and solicits business from customers wherever they may be found. It is understood that ownership of not more than one percent (1%) of the equity securities of a public company shall in no way be prohibited pursuant to the foregoing provisions. I further agree that I shall not take any action which might divert from the Company or any of its successors or assigns any opportunity which would be within the scope of its or their respective present or future operations or business. I understand that this paragraph supersedes the Non-competition provision set forth in my Restricted Stock Award Agreement, however in no way modifies the other provisions of that agreement which remain in full force and effect.

2. For a one-year period commencing upon my termination, I will not in any way, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person employed at the time by the Company.

3. I hereby waive any and all rights to sue the Company and its past, present and future officers, directors, employees and agents (referred to collectively as the "Released Parties") based upon any act or event occurring prior to my signing this Agreement. Without limitation, I specifically release the Released Parties from any and all claims arising out of my employment and separation from the Company, including claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act, Age Discrimination in Employment Act, The Americans with Disabilities Act, claims for interference



                            E-10Q-16

Agreement and Release


     with my rights to benefits under section 510 of the Employee Retirement Income Security Act and any and all federal, state and local laws.

     However, I am not giving up my right to appeal a denial of a claim for benefits submitted under my medical or dental coverage, life insurance or disability income program maintained by the Company. Further, I am not giving up my right to file for unemployment insurance benefits at the appropriate time if I so choose, and my signing of this release will not affect my rights, if any, to coverage by Workers' Compensation insurance. Nothing herein shall affect any benefits to which I am entitled under the terms of the Executive Severance Agreement or any claim arising out of the enforcement of the Executive Severance Agreement.

4. I acknowledge that I have been given at least twenty-one (21) days to consider and sign this release. I further acknowledge that it will not be effective for a period of seven (7) days, during which time I can change my mind and revoke my signature. To revoke my signature, I must notify the Company in writing, within seven days of the date I signed this release. In the event that I revoke my signature I will not be entitled to the consideration described above.

Finally, I acknowledge the continuing nature of my obligation to maintain in confidence and not to make use of confidential information concerning the Company's business or affairs of any nature that is not otherwise a matter of public record. This obligation continues after the termination of my employment.

MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THE ABOVE, UNDERSTAND WHAT I AM SIGNING, AND AM ACTING OF MY OWN FREE WILL. I UNDERSTAND THAT IF ANY PROVISION OF THIS AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. I FURTHER AGREE THAT THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY, AND I HAVE DONE SO, PRIOR TO SIGNING THIS DOCUMENT.





SIGNATURE_____________________________
DATE__________________



                           E-10Q-17